News Release

Contacts:	Layne Christensen Company Jerry W. Fanska
Sr. Vice President Finance
913-677-6858
www.laynechristensen.com
TUESDAY, APRIL 8, 2008
LAYNE CHRISTENSEN REPORTS FOURTH QUARTER AND
FISCAL 2008 YEAR END RESULTS
•	Revenues and earnings for the year set Company records.
•	Revenues up 15.8% to $223.6 million and 20.1% to $868.3 million, for the quarter and year, respectively.
•	Net income up 44.3% to $9.6 million and 41.9% to $37.3 million for the quarter and year, respectively. Earnings per share up 19% to $0.50 and 31% to $2.20 for the quarter and year, respectively.
•	Water infrastructure division revenues and earnings up for the year 20.2% and 22.8%, respectively.
•	Mineral exploration division revenues and earnings up for the year 19.9% and 41.0%, respectively.
•	Energy division revenues and earnings up for the year 46.8% and 22.4%, respectively.

Financial Data	Three Months		%	Twelve Months		%
(in 000's, except per share data)	1/31/08	1/31/07	Change	1/31/08	1/31/07	Change
Revenues
—Water infrastructure	$163,980	$144,309	13.6%	$639,584	$531,916	20.2%
—Mineral exploration	47,597	37,296	27.6	178,482	148,911	19.9
—Energy	10,742	9,278	15.8	39,749	27,081	46.8
—Other	1,270	2,198	(42.2)	10,459	14,860	(29.6)

Total revenues	223,589	193,081	15.8	868,274	722,768	20.1

Net income	9,606	6,656	44.3	37,256	26,252	41.9
Dilutive EPS	0.50	0.42	19.0	2.20	1.68	31.0
Weighted average dilutive shares outstanding	19,366	15,732	23.1	16,938	15,631	8.4

“Fourth-quarter earnings, which marked the 16th consecutive quarter of favorable year-over-year comparisons, exceeded our expectations, driven primarily by an impressive 72.5% increase in income by the mineral exploration division. Positive momentum has carried over into fiscal 2009, with all three operating business units having solid backlogs or commitments going into the year. Another plus: the Company’s cash position exceeds its debt. Our diversity in earnings and markets has served us well for four years. Our committed goal remains to consistently do better than the prior year.”—
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, April 8, 2008 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the fiscal year ended January 31, 2008 of $37,256,000, or $2.20 per diluted share, compared to net income of $26,252,000, or $1.68 per diluted share last year. Net income for the fourth quarter was $9,606,000, or $0.50 per diluted share, compared to net income of $6,656,000, or $0.42 per diluted share, in the fourth quarter last year.
Revenues for the three and twelve months ended January 31, 2008 increased 15.8% and 20.1%, to $223,589,000 and $868,274,000 compared to $193,081,000 and $722,768,000 for the same periods last year. Revenues were up across each of the Company’s three primary divisions for both periods. A further discussion of results of operations by division is presented below.
Selling, general and administrative expenses increased to $29,960,000 and $119,937,000 for the three and twelve months ended January 31, 2008, compared to $27,279,000 and $102,603,000 for the same periods last year. The increases, including increases from acquisitions, were primarily the result of wage and benefit increases of $1,563,000 and $7,731,000, increased professional fees of $951,000 and $1,474,000, primarily due to several strategic consulting projects and, for the year, additional incentive compensation expense of $1,193,000 from increased profitability.
Depreciation, depletion and amortization increased to $11,693,000 and $43,620,000 for the three and twelve months ended January 31, 2008, compared to $9,714,000 and $32,853,000 for the same periods last year. The increases were primarily the result of increased depletion of $509,000 and $3,587,000 resulting from the increase in production of unconventional gas from the Company’s energy operations and increased depreciation from property additions and acquisitions in the other divisions.
Equity in earnings of affiliates increased to $2,049,000 and $8,076,000 for the three and twelve months ended January 31, 2008, compared to $1,560,000 and $4,452,000 for the same periods last year. The increases reflect continued strong performance in mineral exploration by affiliates in Latin American in response to continued high metals pricing.
Interest expense decreased to $986,000 and $8,730,000 for the three and twelve months ended January 31, 2008, compared to $2,601,000 and $9,781,000 for the same periods last year. The decreases were primarily a result of debt paid off with proceeds from the Company’s stock offering in October 2007.
Other, net decreased to $460,000 and $1,229,000 for the three and twelve months ended January 31, 2008, compared to $1,258,000 and $2,557,000 for the same periods last year. The decreases for both periods are primarily due to a non-recurring gain of $920,000 in the prior periods in connection with the Company’s sale of its interest in a minerals concession.
Income tax expense was recorded at an annual effective rate of 44.8% for the twelve months ended January 31, 2008, compared to an annual effective rate of 45.5% for the same period last year. The improvement for the year was primarily attributable to the increases in pre-tax earnings, especially in international operations. The effective rates in excess of the statutory federal rate were due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.
Water Infrastructure Division
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2008	2007	2008	2007
Revenues	$163,980	$144,309	$639,584	$531,916
Income before income taxes and minority interest	8,573	7,577	42,995	35,000
Water infrastructure revenues increased 13.6% to $163,980,000 and 20.2% to $639,584,000 for the three and twelve months ended January 31, 2008, from $144,309,000 and $531,916,000 for the same periods last year. The increases in revenues were partially attributable to incremental revenues of $6,719,000 and $49,313,000 from the Company’s acquisitions, including a full year’s impact from the Collector Wells International (“CWI”) acquisition that closed on June 16, 2006 and the acquisition of American Water Services Underground Infrastructure, Inc. (“UIG”) that closed on November 20, 2006. In addition, revenues for the three and twelve months increased by $1,746,000 and $16,486,000 from sewer rehabilitation services with the balance of revenue increases spread throughout the group. Also impacting the three month period was increased revenues of $3,054,000 on several dam repair projects in the eastern US.
Income for the water infrastructure division increased 13.1% to $8,573,000 and 22.8% to $42,995,000 for the three and twelve months ended January 31, 2008, compared to $7,577,000 and $35,000,000 for the same periods last year. The increase in income was primarily attributable to incremental income of approximately $851,000 and $5,144,000 from the Company’s acquisitions.
The backlog in the water infrastructure division was $408,404,000 as of January 31, 2008, compared to $349,200,000 as of January 31, 2007.
Mineral Exploration Division
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2008	2007	2008	2007
Revenues	$47,597	$37,296	$178,482	$148,911
Income before income taxes and minority interest	11,377	6,594	37,452	26,557
Mineral exploration revenues increased 27.6% to $47,597,000 and 19.9% to $178,482,000 for the three and twelve months ended January 31, 2007, compared to revenues of $37,296,000 and $148,911,000 for the same periods last year. The increases in revenues were primarily attributable to continued strength in worldwide exploration activity as a result of the relatively high gold and base metal prices.
Income for the mineral exploration division increased 72.5% to $11,377,000 and 41.0% to $37,452,000 for the three and twelve months ended January 31, 2008, compared to $6,594,000 and $26,557,000 for the same periods last year. The improved income was attributable to continued strong exploration activity in the Company’s markets, especially in North America, and earnings increases of $489,000 and $3,624,000 by the Company’s Latin American affiliates.
Energy Division
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2008	2007	2008	2007
Revenues	$10,742	$9,278	$39,749	$27,081
Income before income taxes and minority interest	3,241	4,340	13,075	10,680
Energy division revenues increased 15.8% to $10,742,000 and 46.8% to $39,749,000 for the three and twelve months ended January 31, 2008, compared to revenues of $9,278,000 and $27,081,000 for the same periods last year. The increases in revenues were primarily attributable to increased production from the Company’s unconventional gas properties.
The division had income of $3,241,000 and $13,075,000 for the three and twelve months ended January 31, 2008, compared to $4,340,000 and $10,680,000 for the same periods last year. The decrease in income for the quarter was primarily due to expenses of $420,000 associated with the Company’s unconventional natural gas project in Chile and higher than expected field costs and depletion. For the year, increased income was primarily due to the increased production discussed above, offset by expenses of $947,000 for the Chilean project.
Other
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2008	2007	2008	2007
Revenues	$1,270	$2,198	$10,459	$14,860
Income before income taxes and minority interest	219	544	3,696	4,094
Included in Other for the twelve months ended January 31, 2008 and 2007 was revenues of $4,954,000 and $10,035,000, respectively, associated with contracts to provide consulting and logistical support for international projects in Canada and Africa. The three month period in the prior year included revenues of $860,000 associated with these contracts, while there was none in the three month period of the current year. Excluding the effects of these activities, the remainder of the operations included in this segment were consistent period over period.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $4,546,000 and $21,199,000 for the three and twelve months ended January 31, 2008, and $4,935,000 and $18,383,000 for the same periods last year. The increase for the twelve months was primarily due to increases in wage and benefit costs of $1,028,000 and increased share based compensation to employees of $840,000.
Summary of Operating Segment Reconciliation Data

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2008	2007	2008	2007
Revenues
Water infrastructure	$163,980	$144,309	$639,584	$531,916
Mineral exploration	47,597	37,296	178,482	148,911
Energy	10,742	9,278	39,749	27,081
Other	1,270	2,198	10,459	14,860

Total revenues	$223,589	$193,081	$868,274	$722,768

Equity in earnings of affiliates
Mineral exploration	$2,049	$1,560	$8,076	$4,452

Income before income taxes and minority interest
Water infrastructure	$8,573	$7,577	$42,995	$35,000
Mineral exploration	11,377	6,594	37,452	26,557
Energy	3,241	4,340	13,075	10,680
Other	219	544	3,696	4,094
Unallocated corporate expenses	(4,546)	(4,935)	(21,199)	(18,383)
Interest	(986)	(2,601)	(8,730)	(9,781)

Total income before income taxes and minority interest	$17,878	$11,519	$67,289	$48,167

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Three Months		Twelve Months
	Ended		Ended
	January 31,		January 31,
	2008	2007	2008	2007
Revenues	$223,589	$193,081	$868,274	$722,768
Cost of revenues (exclusive of depreciation, depletion and amortization shown below)	165,581	144,786	638,003	536,373
Selling, general and administrative expense	29,960	27,279	119,937	102,603
Depreciation, depletion and amortization	11,693	9,714	43,620	32,853
Other income (expense):
Equity in earnings of affiliates	2,049	1,560	8,076	4,452
Interest	(986)	(2,601)	(8,730)	(9,781)
Other, net	460	1,258	1,229	2,557

Income before income taxes and minority interest	17,878	11,519	67,289	48,167
Income tax expense	8,338	4,863	30,178	21,915
Minority interest	66	—	145	—

Net income	$9,606	$6,656	$37,256	$26,252

Basic income per share	$0.50	$0.43	$2.23	$1.71

Diluted income per share	$0.50	$0.42	$2.20	$1.68

Weighted average shares outstanding — basic	19,085	15,432	16,670	15,320
Dilutive stock options	281	300	268	311

Weighted average shares outstanding — diluted	19,366	15,732	16,938	15,631

	As of	As of
	January 31,	January 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$73,068	$13,007
Working capital, including current maturities of long-term debt	127,696	66,989
Total assets	696,955	547,164
Total long-term debt, excluding current maturities	46,667	151,600
Total stockholders’ equity	423,372	205,034
Common shares issued and outstanding	19,161	15,518